EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Limited Brands, Inc. for the registration of $1 billion of debt or equity securities under a universal shelf registration and to the incorporation by reference therein of our reports dated March 23, 2005, with respect to the consolidated financial statements of Limited Brands, Inc., Limited Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Limited Brands, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio
June 3, 2005